Exhibit 3.1.a

Certificate of Amendment of the Certificate of Incorporation
of
Murray United Development Corp.
Under Section 242, As Amended, of the General Corporation Law
of the State of Delaware
_____________________

It is hereby certified that:

FIRST:  The Certificate of Incorporation of the Corporation was filed with the Department of State on October 13, 1987.

SECOND:  The Certificate of Incorporation of the Corporation provides that the the total number of shares which the Corporation is authorized to issue is two hundred million (200,000,000) share, all of which have a par value of $.0001 per share.

THIRD:  The Article of the Certificate of Incorporation of the Corporation affected by this Certificate of Amendment is Article FOURTH.

FOURTH:  To accomplish the foregoing, Article FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is one billion six hundred million (1,600,000,000) shares, of which one billion five hundred million (1,500,000,000) shares shall be Common Stock, par value $.0001 per share, and one hundred million (100,000,000) shares shall be preferred stock, par value $.0001 per share.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designations and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The Board of Directors will be expressly authorized to increase or decrease the number of shares of any series prior or subsequent to the issuance of shares in that series; provided, however, that the Board of Directors shall not decrease the number of shares of any such series then outstanding.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

(A) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(B) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited;

(C) the dividends, if any, payable on such series, whether any such dividends shall be cumulative and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of preferred stock;

(D) whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

(E) the amount or amounts payable upon shares of such series in the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(F) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

(G) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of preferred stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(H) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the common stock or shares of stock of any other class or any other series of preferred stock;

(I) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of preferred stock or of any other class; and

(J) any other powers, preferences and other special rights, relative, participating, optional or otherwise, and any qualifications, limitations and restrictions thereon.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereon, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

No holder of shares of the Corporation of any class whether now or hereafter authorized shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by the Corporation.

FIFTH:  The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by the unanimous written consent of the Board of Directors of the Corporation pursuant to Section 141(f) of the Delaware General Corporation Law, followed by the written consent of the holder’s of a majority of the outstanding shares of the Common Stock of the Corporation pursuant to Section 228(a) of the Delaware General Corporation Law and written notice of the foregoing shareholder consent was provided to all of the shareholders of shares of the Common Stock of the Corporation in accordance with Section 228(d) of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested this 2nd day of May, 2007.
/s/ Dwight Foster
Dwight Foster, CEO

Attest:

/s/ Anthony Campo
Anthony Campo, Secretary